Exhibit 8

        [LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD LLP]

Edwards Lifesciences Corporation One Edwards Way Irvine, California 92614	July 28, 2003

      Re:    3.875% Convertible Senior Debentures due 2033

Ladies and Gentlemen:

        We have acted as special tax counsel to Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") on or about the date hereof for the purpose of registering $150,000,000 aggregate principal amount of the Company's 3.875% Convertible Senior Debentures due 2033 (the "Securities") and the shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), issuable upon conversion of the Securities under the Securities Act of 1933, as amended (the "1933 Act"). The Securities were sold pursuant to a Purchase Agreement dated May 6, 2003 (the "Purchase Agreement") between the Company and J.P. Morgan Securities Inc., as representative (the "Representative") of the several initial purchasers named in Schedule I thereto. The Securities were issued under an Indenture dated as of May 9, 2003 (the "Indenture") between the Company and JPMorgan Chase Bank, as trustee. In connection with the issuance and sale of the Securities, the Company and the Representative entered into a Registration Rights Agreement dated as of May 9, 2003 (the "Registration Rights Agreement").

        As special tax counsel to the Company, we have made such legal and factual examinations and inquiries and obtained such advice, assurances, and certificates as we have deemed necessary and advisable under the circumstances in order to render this opinion, including, but not limited to, an examination of originals or copies of the following:

  (a)
  the Registration Statement and the preliminary prospectus forming a part thereof (the "Prospectus");

  (b)
  the Purchase Agreement;

  (c)
  the Indenture;

  (d)
  the form of the Securities, as attached as an exhibit to the Indenture; and

  (e)
  the Registration Rights Agreement.

The term "Documents" as used in this opinion letter refers to the documents listed in paragraphs (b) through (e) above.

        In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents and certificates and oral and written statements, representations and other information of or from representatives of the Company, its subsidiaries, and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

        On the basis of the foregoing, and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

        The Securities will be treated as indebtedness of the Company that are subject to the regulations governing contingent payment debt instruments that are contained in Treasury Regulation section 1.1275-4(b); the term "comparable yield" means the annual yield the Company would pay, as of May 9, 2003, on a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the Securities; the statements set forth in the Prospectus under the caption "Certain United States federal income tax considerations," insofar as such statements constitute matters of law or legal conclusions with respect thereto, fairly and accurately summarize in all material respects the United States Federal income tax consequences of the purchase, ownership and disposition of the Securities under current law.

        We express no opinions other than those expressed herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

        This letter is rendered solely to and solely for the benefit of the Company in connection with the filing of the Registration Statement with the Commission, and this letter may not be quoted or otherwise delivered to or relied upon by, nor may copies of this letter be delivered to, any other person (including, without limitation, any person who now owns or hereafter acquires any Securities or shares of Common Stock issued or issuable upon conversion of Securities), nor may this letter be used or relied upon by the Company for any other purpose, without our prior written consent.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent and by the use of our name under the caption "Legal matters" in the Registration Statement, however, we do not admit that we come within the category of person whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Sidley Austin Brown & Wood LLP